Exhibit 99.5

A High-Fat-Diet Induced Non-Alcoholic Steatohepatitis (NASH) Rabbit Model to Assess Potential Treatment on NASH with Fibrosis

Kilyoung Kim, PhD; Paolo Comeglio, PhD; Sandra Filippi, PhD; Kiran Vangara, PhD; Joel Frank; Jonathan Baker, PhD; Nachiappan Chidambaram, PhD; Mahesh V. Patel, PhD; Linda Vignozzi, MD, PhD

INTRODUCTION

- A high fat diet (HFD) fed in non-genomic rabbits induced all the components of metabolic syndrome (MetS), including hypertension, hyperglycemia, increased visceral fat mass, hypertriglyceridemia and hypercholesterolemia, as well as severe histological alterations within the liver, including mononuclear cell infiltrates, lipid accumulation and fibrosis (Comeglio et al., 2018; Vignozzi et al., 2014)
- Nonalcoholic steatohepatitis (NASH) is considered the hepatic hallmark of insulin resistance associated to MetS and obesity, and NASH development is related to increased size and volume of adipocytes, which are closely related to insulin sensitivity (Bedossa et al., 2016)
- A non-genomic, high fat diet (HFD)-induced, rabbit animal model of NASH closely resembles the human NASH phenotype.
- The goal of this study is to assess appropriateness of this HFD-induced NASH rabbit model in order to evaluate the treatment effect of oral LPCN 1144 on this NASH model with metabolic, histological, biochemical and molecular abnormalities.

METHODS

- High-fat-diet induced metabolic syndrome and NASH rabbit model (male New Zealand White rabbit, n=38):
  - ➢ Treatment period: 12 weeks
  - ➢ Regular Diet (n=4): 12.0% water + 16.5% protein + 3.5% vegetable-derived fat + 15.5% fiber + 8.5% ash
  - ➢ High Fat Diet (n=8): 12.0% water + 12.6% protein + 6.0% vegetable-derived fat + 0.5% animal-derived fat + 21.2% fiber + 9.2% ash
    - ✓ 1st group: n=4 for confirmation of NASH
    - ✓ 2nd group: n=4 for control vs LPCN vehicle & arms



Week 0
Week 12
RD
HFD
RD Group
HFD Group

- ➢ Blood samples were collected at week 12, then animals were sacrificed for liver tissue collection for histology and mRNA expression analyses

ANALYSIS METHODS

❑ Liver Histology

- Inflammation Score (Kleiner et al., 2005): 0 = no inflammation foci; 1 = <2 foci per 200x field; 2 = 2-4 foci per 200x field; 3 = >4 foci per 200x field
- Steatosis Score (Kleiner et al., 2005): 0 = no steatosis; 1 = prominent steatosis
- Ballooning Score (Kleiner et al., 2005): 0 = no ballooning; 1 = few balloon cells; 2 = prominent ballooning
- Fibrosis Score (Ishak Score: Ghany et al., 2009): 0 = no fibrosis; 1 = fibrosis in some portal areas with or without short septa; 2 = fibrosis in most portal areas with or without short septa; 3 = fibrosis in most portal areas with occasional portal to portal bridging; 4 = fibrosis in most portal areas with marked bridging (portal to portal/central); 5 = fibrosis with marked bridging (portal to portal and portal to central) and with occasional nodules (incomplete cirrhosis); 6 = cirrhosis

❑ mRNA Extraction and Quantitative RT-PCR Analysis

- Isolation of total RNA from rabbit liver was performed using TRIzol reagent (Life Technologies, Paisley, UK) and RNeasy Mini Kit (Qiagen, Hilden, Germany), both according to the manufacturers' instructions.
- cDNA synthesis was accomplished using the iScriptTM cDNA Synthesis Kit (Bio-Rad Laboratories, Hercules, CA).
- Quantitative real-time RT-PCR (qRT-PCR) amplification and detection was carried out using SsoAdvancedTM Universal SYBR® Supermix and a CFX96 Two-Color Real-Time PCR Detection System (both Bio-Rad Laboratories).
- The 18S ribosomal RNA subunit was quantified with a predeveloped assay (Hs99999901_s1; Life Technologies) and used as the reference gene for the relative quantization of the target genes based on the comparative threshold cycle (Ct) $2^{-\Delta\Delta Ct}$ method (Livak and Schmittgen, 2001).

❑ Statistical Analysis

- Results are expressed as mean±S.E.M. (standard error of the mean). The statistical analysis was carried out with a one-way ANOVA test followed by Mann-Whitney post hoc analysis to evaluate differences between groups, with $p<0.05$ considered as significant.
- Statistical analysis was performed with software package SPSS 25.0 (SPSS Inc., Chicago, IL).

RESULTS

❑ Metabolic Parameters at Week 12

Metabolic Marker	RD (N=4)		HFD (N=4)		p Value
	Mean	SEM	Mean	SEM	
Total body weight (g)	3,942.50	62.9	3,689.25	54.02	ns
Glycaemia (g/L)	0.93	0.07	1.43	0.04	<0.05
OGTT (iAUC)	143.05	5.31	203.3	6.31	<0.05
Cholesterol (mg/dL)	31.5	6.39	2,691.50	110.38	<0.05
Triglycerides (mg/dL)	62.25	10.65	258	79.4	<0.05
Triglycerides (nmol/mg liver)	8.89	0.43	17.19	1.41	<0.001
ALP (U/L)	43	1.91	77.75	13.37	<0.05
GGT (U/L)	9.12	1.32	106.25	55.22	<0.05
Total bilirubin (μmol/L)	4.68	1.74	49.6	12.09	<0.05
AST (U/L)	43.5	14.08	86.5	7.51	<0.05
ALT (U/L)	34.75	7.92	68	10.93	<0.05
IGF-1 (ng/mL)	31.97	7.26	14.78	0.09	<0.05
IGF-1 (ng/mg liver)	0.86	0.09	0.67	0.08	ns
Albumin (g/L)	41.75	1.1	33.5	4.33	ns
SHBG (nmol/L)	124.11	2.55	98.8	6.55	<0.01
Testosterone (nmol/L)	7.04	0.93	3.32	1.01	<0.05
cFT (pmol/L)	49.85	6.29	28.05	6.7	<0.05
MAP (mmHg)	85.93	4.68	160.93	16.99	<0.05
Liver weight (% of total body weight)	2.68	0.23	3.82	0.1	<0.05
VAT weight (% of total body weight)	0.9	0.02	1.06	0.02	<0.05

❑ % of Collagen over the Liver Sampled Area at Week 12



A.
B.
RD
HFD

* p < 0.001 vs RD

❑ Histological Figures at Week 12

Inflammatory effect – Giemsa-PAS staining (RD: A (x100) and C (x200), HFD: B (x100) and D (x200))



RD
HFD

Steatosis effect – Masson's trichrome analysis, 40x (A: RD, B: HFD)



Ballooning effect – Masson's trichrome analysis, 100x (A: RD, B: HFD)



Fibrosis effect – Pricosirius Red analysis (RD: A (x40) and C (x100), HFD: B (x40) and D (x100))



RESULTS – CONT'D

❑ Histological Scores at Week 12



Inflammation
Steatosis
Ballooning
Fibrosis
RD
HFD

* p < 0.05, ** p < 0.01, *** p < 0.001 vs RD; RD: regular diet; HFD: High fat diet

❑ mRNA Expression at Week 12



Inflammatory Markers
Fibrosis Markers
RD
HFD

CONCLUSION

- **The results obtained from the HFD rabbits compared to RD rabbits clearly show and confirm that the 12-week HFD protocol is a validated model for NASH, with display of established inflammatory, steatosis, ballooning and fibrotic patterns.**
- **An increase in the mRNA expression of several biomolecular inflammatory/fibrotic markers further confirms that this HFD treatment for 12 weeks develops liver disease, which is related to metabolic syndrome.**
- **Potential treatment effects of oral LPCN 1144 on NASH with fibrosis are currently under investigation.**

REFERENCES

[1] Comeglio et al., J Endocrinol 2018; Vignozzi et al., Mol Cell Endocrinol 2014
[2] Bedossa et al., Gastroenterol 2016
[3] Kleiner et al., Hepatol 2005
[4] Ghany et al., Hepatol 2009
[5] Livak and Schmittgen, Methods 2001

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